KPMG LLP (KPMG) served as the independent registered public accounting firm of the Funds, included in Appendix A, each a Series of Prudential Sector Funds, Inc., for the fiscal years ended November 30, 2019 and November 30, 2018. KPMG’s reports on the financial statements for the fiscal years ended November 30, 2019 and November 30, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During such fiscal year-ends and through December 12, 2019, the date of dismissal, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds’ financial statements for such period, and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On December 12, 2019, the Audit Committee and the Company’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC), to serve as the independent registered public accounting firm for the Funds’ fiscal year ending November 30, 2020, thereby replacing KPMG effective upon completion of their November 30, 2019 audits and issuance of their reports thereon. During the Funds’ fiscal years ended November 30, 2019 and November 30, 2018 and through December 12, 2019, neither Prudential Sector Funds, Inc., nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Appendix A:

PGIM Jennison Financial Services Fund

PGIM Jennison Health Sciences Fund

PGIM Jennison Utility Fund

July 27, 2020

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Prudential Sector Funds, Inc. Funds included in Appendix A, and under the date of January 15, 2020 we reported on the financial statements of the Prudential Sector Funds, Inc. Funds as of and for the years ended November 30, 2019 and 2018. On December 12, 2019, we were dismissed as independent registered public accountant effective upon completion of the audits and the issuance of our reports thereon dated January 15, 2020.

We have read the statements made Prudential Sector Funds, Inc. included under Item 13(a)(4) of Form N-CSR dated July 27, 2020, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee and Prudential Sector Funds, Inc.’s Board of Directors approved the engagement of PricewaterhouseCoopers LLP (PwC) to serve as the independent registered public accounting firm, and (2) neither Prudential Sector Funds, Inc., nor the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement or reportable events.

Very truly yours,

KPMG LLP

Appendix A

Fund
PGIM Jennison Financial Services Fund
PGIM Jennison Health Sciences Fund
PGIM Jennison Utility Fund